SADLER, GIBB & ASSOCIATES, L.L.C.

Registered with the Public Company

Accounting Oversight Board

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Marketing Mobile Text, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated November 22, 2011, with respect to the financial statements of Marketing Mobile Text, Inc., in its registration statement on Form S-1/A No.2 relating to the registration of 6,000,000 shares of common stock. We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, UT

February 29, 2012